Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Virgin America Inc. 2014 Equity Incentive Award Plan and the 2014 Employee Stock Purchase Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements of Virgin America Inc. and the effectiveness of internal control over financial reporting of Virgin America Inc. included in its Annual report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Francisco, California
March 29, 2016